UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 24, 2008

AgFeed Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rm. A1001-1002, Tower 16
Hengmao Int'l Center
333 S. Guangchang Rd.
Nanchang City, Jiangxi Province
                       China, 330003
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:  86-0791-6669099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01.  Other Events.

On June 24, 2008, AgFeed Industries, Inc. ("AgFeed") completed the acquisition of premix feed company, Hainan HopeJia Feed Co., Ltd. ("HopeJia"), located in the Hainan province of the People's Republic of China ("PRC").  AgFeed acquired all of the equity interest in HopeJia for a negotiated purchase price of 28,600,000 chinese yuan renminbi ("RMB") or approximately US$4.16 million (based on an exchange rate of USD$1.00 = RMB6.874 on June 23, 2008).

On June 25, 2008, AgFeed, through its operating subsidiary Nanchang Best Animal Husbandry Co., Ltd. ("Nanchang Best"), completed the acquisition of all of the equity interest in Shanghai WeiSheng Hog Raising Co., Ltd.(“Shanghai Weisheng”), a hog farm located in the Jinshan District, Shanghai City, PRC, for a negotiated purchase price of RMB12,820,000 (USD$1.87 million based on an exchange rate of USD$1.00 = RMB6.8699 on June 24, 2008). Shanghai Weisheng has annual hog production capability of approximately 15,000 hogs and has estimated sales of approximately 7,500 hogs through the remainder of 2008.

There was no material relationship between any of the sellers and AgFeed or any of AgFeed's affiliates, directors and officers, or any associates of AgFeed's directors and officers.  The businesses acquired by AgFeed are not deemed to be "related businesses" as that term is defined in Rule 3-05(a)(3) of Regulation S-X promulgated by the Securities and Exchange Commission.

On June 24, 2008, AgFeed issued a press release announcing the completion of the acquisition of HopeJia. A copy of the press release is attached hereto as Exhibit 99.1.

On June 25, 2008, AgFeed issued a press release announcing the completion of the acquisition of Shanghai Weisheng. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

Exhibits.

Exhibit                                Description

99.1                      AgFeed Press Release, dated June 24, 2008

99.2                      AgFeed Press Release, dated June 25, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:                      June 25, 2008

AGFEED INDUSTRIES, INC.
By:	/s/ Junhong Xiong
Junhong Xiong
Chief Executive Officer